Exhibit 99.1

Company Contact:
Matthew C. Moellering
Chief Administrative Officer &
Chief Financial Officer
(614) 474-4400

Media Contact:
Amy Hughes
Corporate Communications & Events
(614) 302-4651

Investor Contacts:
ICR, Inc.
Allison Malkin / Melissa Mackay
(203) 682-8200 / (646) 277-1220

EXPRESS, INC. ANNOUNCES BOARD APPOINTMENTS

Columbus, Ohio - April 26, 2011 - Express, Inc. (NYSE: EXPR), a specialty retail apparel chain operating 591 stores, today announced appointments to its Board of Directors (“Board”). Sam Duncan, previous chairman and chief executive officer of Office Max, a $7 billion global office supply retailer, and Josh Olshansky, managing director of Golden Gate Capital, a leading private equity firm with $9 billion in capital under management, have been appointed to the Board, effective April 23, 2011. Michael Weiss, Express, Inc.'s President and Chief Executive Officer commented: “I am delighted to welcome Sam and Josh to the Express Board thereby providing further strength and diversity to our Board of Directors. Sam's proven track record in retailing and in particular, his vast knowledge of global and direct operations will be highly valuable to us as we pursue our long term growth goals. Of equal importance is Josh's deep understanding of specialty apparel retailing and capital markets. We look forward to Sam and Josh's counsel and believe both possess the leadership skills and business acumen to make significant contributions to our current Board.”
Sam Duncan recently served as chairman, president and chief executive officer of Office Max. From 2002 to 2005, Mr. Duncan served as president and chief executive officer of Shopko Stores, Inc., a general merchandise retailer headquartered in Green Bay, Wisconsin. Prior to this, Mr. Duncan served in executive merchandising positions with Fred Meyer and was appointed president in 2001. Mr. Duncan brings over 40 years of experience in the retail industry to the Board. Along with being appointed to the Board, Mr. Duncan will also serve on the Company's Compensation and Governance Committee.

Josh Olshansky is a Managing Director of Golden Gate Capital which he joined in 2002 and where he focuses on the retail, restaurant, direct marketing and consumer products sectors. Prior to joining Golden Gate Capital, Mr. Olshansky held positions at Bain Capital, Bain & Company, Ventro Corporation and Rightorder Inc. Mr. Olshansky serves on the boards of J. Jill, Eddie Bauer, Romano's Macaroni Grill and On the Border Mexican Grill & Cantina and has an M.B.A. from Harvard Business School and a B.A. from The University of Pennsylvania. Mr. Olshansky is being appointed to the Board pursuant to a nomination and stockholders agreement among affiliates of Golden Gate Capital and the Company.
Following this announcement, the Board will include seven members, four of whom are independent, and each of whom possesses significant professional experience, particularly in the financial, retail, and business services sectors.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. The Company has 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates 591 retail stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States and in Puerto Rico, and also distributes its products through the Company's e-commerce website, express.com.